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                                                                 EXHIBIT 10.9


[SOCKET LETTERHEAD]




Martin Levetin                                   February 2, 1996
38 Springhill Road
Randolph, N.J. 07869

Dear Martin,

On behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer of Socket Communications, Inc. as an exempt employee, with employment commencing on March 1, 1996. In this position, you will report directly to Socket's Board of Directors. You will be elected to Socket's Board at the first Board meeting following your start of employment. Thereafter, your tenure as a Board member will be determined by the Company's Articles of Incorporation.

The terms and conditions which will apply to your compensation and employment are as follows:

For calendar year 1996, your base salary will be $13,333.34 per month, payable semi-monthly (equivalent to $160,000 annualized rate). In January 1997, your base salary will be reviewed. In addition to the base salary, you will participate in Socket's Management Incentive Compensation Program. Your portion of the Program for calendar year 1996 will be $65,000 at plan ($16,250 per quarter) and will be based on the current 1996 Business Plan or any plan subsequently approved by the Board. The full $16,250 amount for Q1 1996 will be paid to you in April 1996 if you begin employment by March 1, 1996.

This offer of employment includes a stock option grant of 100,000 shares of Common Stock to be vested over a four year period according to Socket's 1995 Stock Option Plan. These stock options will be authorized at the Board meeting following your hire date with an exercise price equal to the fair market value of the Common Stock at that time. Shares vest 25% after 12 months and 1/48 monthly thereafter except that if you should be involuntary terminated without cause in the first 12 months, your shares will vest prorata through the date of termination.

The Company will pay for a portion of your costs of relocation as follows: twelve coach round-trip airline trips (SFO, Oakland or San Jose - Newark) may be used by you or your wife through October 1, 1996; temporary housing and automobile allowance of $2,500 per month for six months; payment of the real estate commission on the sale of your New Jersey residence if sold prior to March 1, 1997; $10,000 moving allowance for household goods, payable at the time of move if the move occurs prior to March 1, 1997 and an additional $10,000 moving allowance if the move occurs prior to October 1, 1996.

Martin Levetin
February 2, 1996
Page 2

Commencing with full-time employment, you will be entitled to all such holiday, sick, health and medical benefits as are provided to other employees of Socket Communications, Inc. You must be a regular full-time employee in order to become eligible for the health plan, other insurance benefits, participation in the Flexible Benefits Program, Paid Time Off (PTO) program, and when initiated, the 401(K) program. Socket Communications, Inc. reserves the right to modify, amend, or terminate any employee benefits at any time for any reason.

Employment with Socket Communications, Inc. is not for a specific term and can be terminated by yourself or by Socket Communications, Inc. at any time for any reason, with or without cause. Any contrary representations which have been made or which may be made to you are superseded by this offer. In the event of your involuntary termination for other than cause, vesting of stock options will cease on the date of termination and the Company shall (i) continue your base salary payments semi-monthly for six months (ii) continue health insurance until the earlier of the date of your eligibility for the health insurance benefits provided by another employer or the expiration of six months (iii) pay you when paid to Socket employees the full bonus amount to which you would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination (for this measurement, if your termination occurs in the first half of a quarter, the first quarter following termination will be the quarter in which you are terminated, otherwise, it will be the following quarter) and (iv) offer you the right to purchase at book value certain items of Company property purchased by the Company for your use, which may include a personal computer, a cellular phone, and other similar items.

Socket Communications, Inc. maintains a policy of non-discrimination with all employees and applicants for employment. All aspects of employment with Socket Communications, Inc. are governed on the basis of merit, competence, qualifications and the ability to do the job and will not be influenced in any manner by race, color, religion, sex, age, national origin, handicap, marital status, medical condition, or veteran service.

Your employment pursuant to this offer is contingent on your executing Socket's Proprietary Information and Inventions Agreement (enclosed) and upon you providing Socket Communications, Inc. with legally required proof of your identity.

If you accept this offer, the terms described in this letter shall be the terms of your employment which will begin on March 1, 1996. Any modifications of these terms must be in writing and signed by yourself and Socket Communications' Chairman. This offer, if not accepted, will expire on February 15, 1996.

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Martin Levetin
February 2, 1996
Page 3

This offer comes as a result of the significant due diligence conducted by the Socket Board of Directors and is conveyed with enthusiasm and optimism for the prospect of you leading Socket to achieve its full potential. If you accept the above described offer, please return to me a signed copy of this letter.

Sincerely,

SOCKET COMMUNICATIONS, INC.



By:   /s/ Charlie Bass
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      Charlie Bass
      Chairman

I accept this offer:



       /s/  Martin Levetin                       February 5, 1996
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       Martin Levetin